Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER REPORTS FIRST QUARTER 2023 RESULTS

Net Income of $0.03 Per Diluted Share

Normalized FFO of $0.30 Per Diluted Share

Announced 3% Increase in the Quarterly Cash Dividend on Common Stock

Announced major off market, mixed-use acquisition of The Interlock in West Midtown, Atlanta

Maintained 2023 Full-Year Normalized FFO Guidance Range of $1.23 to $1.27 Per Diluted Share

Same Store net operating income ("NOI") increased 4.3% on a GAAP basis and 5.3% on a cash basis

VIRGINIA BEACH, VA, May 9, 2023 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended March 31, 2023 and provided an update on current events.

First Quarter and Recent Highlights:

•Net income attributable to common stockholders and OP Unit holders of $2.4 million, or $0.03 per diluted share, compared to $9.3 million, or $0.11 per diluted share, for the three months ended March 31, 2022.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $20.6 million, or $0.23 per diluted share, compared to $27.6 million, or $0.31 per diluted share, for the three months ended March 31, 2022. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $26.5 million, or $0.30 per diluted share, compared to $24.5 million, or $0.28 per diluted share, for the three months ended March 31, 2022.

•Maintained 2023 full-year Normalized FFO guidance of $1.23 to $1.27 per diluted share at the Company's previous guidance range.

•Maintained 97% portfolio occupancy as of March 31, 2023. Office occupancy remained at 97%, retail occupancy remained at 98%, and multifamily occupancy remained at 96%.

•Positive renewal spreads during the first quarter in both the office and retail segments:
◦Lease rates on first quarter office lease renewals increased 10.9% on a GAAP basis and 1.7% on a cash basis.
◦Lease rates on first quarter retail lease renewals increased 10.1% on a GAAP basis and 6.8% on a cash basis.

•Same Store NOI increased 4.3% on a GAAP basis and 5.3% on a cash basis compared to the quarter ended March 31, 2022:
◦Office Same Store NOI increased 2.1% on a GAAP basis and 0.8% on a cash basis.
◦Retail Same Store NOI increased 4.9% on a GAAP basis and 7.3% on a cash basis.
◦Multifamily Same Store NOI increased 5.1% on a GAAP and 5.4% on a cash basis.

•Announced the $215 million acquisition of the Interlock in West Midtown Atlanta, which the Company anticipates completing in the second quarter, subject to customary closing conditions. The Company anticipates financing the transaction with $100 million of new fixed-rated financing in addition to the conversion of its existing mezzanine loan into equity and the issuance of OP Units to the sponsor developer.

•Announced that the Board of Directors declared a cash dividend of $0.195 per common share, representing a 3% increase over the prior quarter's dividend.

“We continue to see our best in class properties, located in desirable markets, yield impressive results in most any economic climate,” said Louis Haddad, President & CEO of Armada Hoffler. “With the acquisition of the immediately accretive Interlock asset in Atlanta’s West Midtown, we expect further growth with a concentration of investment in some of Atlanta’s premier markets, thus complementing our existing dominant position at Baltimore’s Harbor Point and Virginia Beach’s Town Center. With substantial growth in same-store sales and releasing spreads leading the way, while maintaining occupancy of 97%, the board has confidently raised the dividend beyond pre-pandemic levels."

Financial Results

Net income attributable to common stockholders and OP Unit holders for the first quarter decreased to $2.4 million compared to $9.3 million for the first quarter of 2022. The period-over-period decrease was primarily due to changes in the fair value of interest rate derivatives, and an increase in interest expense. The decrease was partially offset by an increase in property operating income due to acquisitions and developments, higher construction segment gross profit, decrease in unrealized credit loss provision, and higher interest income on the Company's real estate financing portfolio.

FFO attributable to common stockholders and OP Unit holders for the first quarter decreased to $20.6 million compared to $27.6 million for the first quarter of 2022. Normalized FFO attributable to common stockholders and OP Unit holders for the first quarter increased to $26.5 million compared to $24.5 million for the first quarter of 2022. The period-over-period decreases in FFO and Normalized FFO were due to an increase in interest expense. These decreases were partially offset by higher property operating income resulting primarily from leasing activity and property acquisitions, and an increase in general contracting gross profit.

Operating Performance

At the end of the first quarter, the Company’s office, retail, and multifamily stabilized operating property portfolios were 96.8%, 98.4% and 95.7% occupied, respectively.

Total construction contract backlog was $651.8 million as of March 31, 2023.

Interest income from real estate financing investments was $3.5 million for the three months ended March 31, 2023.

Balance Sheet and Financing Activity

As of March 31, 2023, the Company had $1.1 billion of total debt outstanding, including $105.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments and deferred financing costs. Approximately 57% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of March 31, 2023. The Company’s debt was 100% fixed or economically hedged as of March 31, 2023 after considering interest rate caps with strike prices at or below 400 basis points.

Outlook

The Company maintained its 2023 full-year Normalized FFO guidance range at the Company's previous guidance range of $1.23 to $1.27 per diluted share. The following table updates the Company's assumptions underpinning its full-year guidance. The Company's executive management will provide further details regarding its 2023 earnings guidance during today's webcast and conference call.

Full-year 2023 Guidance [1][2]	Expected Ranges
Portfolio NOI	$159.8M	$160.8M
Construction Segment Gross Profit	$11.8M	$12.8M
G&A Expenses	$17.3M	$18.0M
Interest Income	$11.9M	$12.5M
Interest Expense[3]	$45.5M	$46.1M
Normalized FFO per diluted share	$1.23	$1.27

[1] Includes the following assumptions:
•Acquisition of the Interlock for $215M in the second quarter of 2023
•Two real estate financing transactions occurring in the second and fourth quarters
[2] Ranges exclude certain items per Company's Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for non-cash unrealized credit losses, certain costs for interest rate caps designated as cash flow hedges, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[3] Includes interest expense on finance leases

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, May 9, 2023 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial (+1) 888 259 6580 (toll-free dial-in number) or (+1) 514 316 5035 (toll dial-in number). The conference ID is 47149616. A replay of the conference call will be available through Sunday, June 11, 2023 by dialing (+1) 877 674 7070 (toll-free dial-in number) or (+1) 416 764 8692 (toll dial-in number) and providing passcode 149616.

About Armada Hoffler Properties, Inc.

Armada Hoffler (NYSE:AHH) is a vertically-integrated, self-managed real estate investment trust with over four decades of experience developing, building, acquiring, and managing high-quality office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's mezzanine program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment of intangible assets and liabilities, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, certain costs for interest rate caps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as property revenues (base rent, expense reimbursements, termination fees and other revenue) less property expenses (rental expenses and real estate taxes). NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,894,941	$1,884,214
Held for development	6,294	6,294
Construction in progress	61,513	53,067
	1,962,748	1,943,575
Accumulated depreciation	(344,081)	(329,963)
Net real estate investments	1,618,667	1,613,612
Cash and cash equivalents	33,817	48,139
Restricted cash	2,619	3,726
Accounts receivable, net	38,195	39,186
Notes receivable, net	133,082	136,039
Construction receivables, including retentions, net	66,435	70,822
Construction contract costs and estimated earnings in excess of billings	1,206	342
Equity method investments	93,080	71,983
Operating lease right-of-use assets	23,284	23,350
Finance lease right-of-use assets	45,600	45,878
Acquired lease intangible assets	100,006	103,870
Other assets	76,024	85,363
Total Assets	$2,232,015	$2,242,310
LIABILITIES AND EQUITY
Indebtedness, net	$1,113,255	$1,068,261
Accounts payable and accrued liabilities	19,051	26,839
Construction payables, including retentions	77,115	93,472
Billings in excess of construction contract costs and estimated earnings	16,736	17,515
Operating lease liabilities	31,645	31,677
Finance lease liabilities	46,536	46,477
Other liabilities	53,815	54,055
Total Liabilities	1,358,153	1,338,296
Total Equity	873,862	904,014
Total Liabilities and Equity	$2,232,015	$2,242,310

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Revenues
Rental revenues	$56,218	$54,635
General contracting and real estate services revenues	84,238	24,650
Interest income	3,719	3,568
Total revenues	144,175	82,853
Expenses
Rental expenses	12,960	12,669
Real estate taxes	5,412	5,404
General contracting and real estate services expenses	81,170	23,821
Depreciation and amortization	18,468	18,557
Amortization of right-of-use assets - finance leases	277	278
General and administrative expenses	5,448	4,708
Acquisition, development and other pursuit costs	—	11
Impairment charges	102	47
Total expenses	123,837	65,495
Gain on real estate dispositions, net	—	—
Operating income	20,338	17,358
Interest expense	(12,302)	(9,031)
Loss on extinguishment of debt	—	(158)
Change in fair value of derivatives and other	(2,447)	4,182
Unrealized credit loss provision	(77)	(605)
Other income (expense), net	93	229
Income before taxes	5,605	11,975
Income tax (provision) benefit	(188)	301
Net income	5,417	12,276
Net income attributable to noncontrolling interests in investment entities	(154)	(100)
Preferred stock dividends	(2,887)	(2,887)
Net income attributable to common stockholders and OP Unitholders	$2,376	$9,289

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Net income attributable to common stockholders and OP Unitholders	$2,376	$9,289
Depreciation and amortization (1)	18,245	18,285
FFO attributable to common stockholders and OP Unitholders	20,621	27,574
Acquisition, development and other pursuit costs	—	11
Impairment of intangible assets and liabilities	102	47
Loss on extinguishment of debt	—	158
Unrealized credit loss provision	77	605
Amortization of right-of-use assets - finance leases	277	278
Decrease (Increase) in fair value of derivatives not designated as cash flow hedges	3,807	(4,182)
Amortization of interest rate cap premiums on designated cash flow hedges	1,614	42
Normalized FFO available to common stockholders and OP Unitholders	$26,498	$24,533
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$0.03	$0.11
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.23	$0.31
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.30	$0.28
Weighted average common shares and units - diluted	88,398	87,749
________________________________________

(1) The adjustment for depreciation and amortization for the three months ended March 31, 2023 and 2022 exclude $0.2 million and $0.3 million, respectively, of depreciation attributable to our joint venture partners.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended March 31,
	2023	2022
Office Same Store(1)
Same Store NOI, Cash Basis	$6,665	$6,611
GAAP Adjustments (2)	88	2
Same Store NOI	6,753	6,613
Non-Same Store NOI (3)	5,623	4,766
Segment NOI	12,376	11,379

Retail Same Store (4)
Same Store NOI, Cash Basis	15,714	14,649
GAAP Adjustments (2)	749	1,041
Same Store NOI	16,463	15,690
Non-Same Store NOI (3)	204	1
Segment NOI	16,667	15,691

Multifamily Same Store (5)
Same Store NOI, Cash Basis	6,829	6,481
GAAP Adjustments (2)	208	217
Same Store NOI	7,037	6,698
Non-Same Store NOI (3)	1,766	2,794
Segment NOI	8,803	9,492

Total Property NOI	37,846	36,562

General contracting & real estate services gross profit	3,068	829
Real estate financing gross profit	2,439	2,634
Interest income(6)	183	109
Depreciation and amortization	(18,468)	(18,557)
Amortization of right-of-use assets - finance leases	(277)	(278)
General and administrative expenses	(5,448)	(4,708)
Acquisition, development and other pursuit costs	—	(11)
Impairment charges	(102)	(47)
Interest expense(7)	(11,205)	(8,206)
Loss on extinguishment of debt	—	(158)
Change in fair value of derivatives and other	(2,447)	4,182
Unrealized credit loss provision	(77)	(605)
Other income (expense), net	93	229
Income tax (provision) benefit	(188)	301
Net income	5,417	12,276

Net income attributable to noncontrolling interests in investment entities	(154)	(100)
Preferred stock dividends	(2,887)	(2,887)
Net income attributable to AHH and OP unitholders	$2,376	$9,289
________________________________________

(1) Office same-store portfolio excludes Constellation Office and Wills Wharf.
(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.

(3) Includes expenses associated with the Company's in-house asset management division.
(4) Retail same-store portfolio excludes Town Center Pembroke.
(5) Multifamily same-store portfolio excludes Gainesville Apartments, 1305 Dock Street, and Chronicle Mill.
(6) Excludes real estate financing segment interest income.
(7) Excludes real estate financing segment interest expense.

Contact:

Chelsea Forrest
Armada Hoffler Properties, Inc.
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248